EXHIBIT 4.3

                     SECOND AMENDMENT TO THE ANHEUSER-BUSCH
                  DEFERRED INCOME STOCK PURCHASE & SAVINGS PLAN
     (For Certain Hourly Employees of Anheuser-Busch Companies, Inc. and its
                                  Subsidiaries)
                 AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1996

Effective as of April 1, 1996, Anheuser-Busch Companies, Inc. (the "Company") amended and restated the Anheuser-Busch Deferred Income Stock Purchase & Savings Plan (for Certain Hourly Employees of Anheuser-Busch Companies, Inc. and its Subsidiaries) ("the Plan") and has subsequently amended the Plan one time. The Company reserved the right to further amend the Plan from time to time and hereby amends the Plan as follows:

1. Section 1.2 of the Plan is hereby amended to read in its entirety as follows:

     1.2. Named Plan Fiduciaries. The authority to control and manage the operation and administration of this Plan, and, generally, the investment of its funds, shall be vested in the Plan's named fiduciaries. The Plan's named fiduciaries are the Company, as Plan Sponsor and Plan Administrator, and the Trustee. As Plan Sponsor, the Company shall have the right to amend the Plan, to designate the Plan's named fiduciaries, and to exercise all fiduciary functions necessary to the operation of the Plan except those which are assigned to another named fiduciary under this Plan. As Plan Administrator, the Company shall have the authority and responsibility for the general administration of the Plan, including discretionary authority to determine eligibility for benefits and to construe the terms thereof. The Company shall have the right to appoint an Administrative Committee to exercise such authority and discretion to invest, manage and control the assets of the Trust by which the Plan is funded, subject to and in accordance with the provisions hereof and of the separate
Trust Agreement, and subject to the rights of Participants to direct the investment of their Accounts as permitted hereby. For purposes of voting Shares as to which no instructions have been received by the Trustee and voting Unallocated Shared as described in Section 8.16, the Administrative Committee shall be the named fiduciary. For purposes of tendering Unallocated Shares as described in Section 8.17, the Participants shall be deemed named fiduciaries.

     The rights and responsibilities of each named fiduciary shall be exercised severally and not jointly, but any party may serve in more than one fiduciary capacity with respect to the Plan.

2. Section 8.16 of the Plan is hereby amended to read in its entirety as follows:

     8.16 Voting of Shares. (a) Prior to each shareholder meeting, each Participant (or, if deceased, the Participant's Beneficiary), shall be entitled

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to direct the Trustee to vote all of the full and fractional  Share  Equivalents credited to the Participant's Account in the Plan, as shown on the records of the Plan as of the most recent valuation date for which information is available prior to the record date for determining shareholders entitled to vote at such meeting. To enable them to do so, and to be fully informed of all matters on which they are entitled to vote, the Company or the Committee shall deliver or cause to be delivered to each Participant (or Beneficiary) who is entitled to vote any Share Equivalents a copy of all proxy solicitation materials, before each annual or special meeting of shareholders of the Company, together with a form requesting confidential instructions on how the Share Equivalents which such Participant is entitled to vote are to be voted at such meeting.

     (b) For purposes of this Section, the Trustee shall follow the directions of those Participants (and Beneficiaries) who provide voting instructions to the Trustee at least three business days before the shareholders' meeting. Voting instructions from individual Participants (or Beneficiaries) shall be held by the Trustee in strictest confidence and neither the name of, nor the voting instructions given by, any individual Participant (or Beneficiary) who chooses to give voting instructions shall be divulged by the Trustee to any of the Employing Companies or to any director, officer or employee thereof, or to the Committee; provided, however, that to the extent necessary for the operation of the Plan, such instructions may be relayed by the Trustee to an independent recordkeeper, auditor or other person providing services to the Plan if such person agrees not to divulge such directions to any other person, including employees, officers and directors of the Company or its affiliates.

     (c) The Committee (as a named fiduciary) shall direct the Trustee as to the manner in which all Unallocated Shares and any Share Equivalents as to which proper voting instructions have not been timely received from Participants (or Beneficiaries) are to voted.

IN WITNESS WHEREOF, the Company has executed this Amendment by and through its authorized agent this _____ day of ___________, 1998, effective immediately.



                                           ANHEUSER-BUSCH COMPANIES, INC.



                                            By /s/ WILLIAM L. RAMMES
                                               William L. Rammes
                                               Vice President- Corporate
                                               Human Resources


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